Exhibit 10.37

BONUS REPAYMENT AGREEMENT

This BONUS REPAYMENT AGREEMENT (the “Agreement”) is between Amedisys, Inc. a Delaware corporation, including any successor or assign (the “Company”), and Nick Muscato (“Executive”).

RECITALS

WHEREAS, reference is made to that certain Agreement and Plan of Merger by and among UnitedHealth Group Incorporated (“UnitedHealth Group”), Aurora Holdings Merger Sub Inc. and the Company (the “Merger Agreement”), dated as of June 26, 2023, pursuant to which, upon and subject to the completion of the transactions contemplated by the Merger Agreement, the Company will become a wholly owned subsidiary of UnitedHealth Group (the “Merger”);

WHEREAS, the Compensation Committee of the Company’s Board of Directors has approved the payment to Executive of a one-time lump-sum bonus in the amount of $200,000, payable in advance but subject to repayment by Executive if Executive voluntarily terminates employment before the closing of the Merger or the termination of the Merger pursuant to the terms of the Merger Agreement (the closing or termination of the Merger by its terms shall be referred to herein as the “Closing”) as explained by Section 2 below; and

WHEREAS, Executive wishes to accept the bonus and agrees to repay the bonus in the event Executive voluntarily terminates employment prior to the Closing, on the terms and conditions set forth herein.

NOW THEREFORE, the Company and Executive agree as follows:

AGREEMENT

1.Bonus. In consideration of Executive remaining employed by the Company through the Closing (the “Retention Period”) and subject to the terms of Section 2 below, the Company shall pay Executive a one-time lump-sum bonus in the gross amount of $200,000 (the “Bonus”), payable on the first practicable payroll date following the signing of the Agreement, subject to all required taxes, withholdings, and deductions.
2.Executive’s Repayment Promise. Executive’s ability to retain and/or obligation to repay the Bonus shall be determined according to the following terms:
a.In the event that Executive’s employment with the Company is voluntarily terminated by the Executive during the Retention Period, Executive shall repay to the Company the full amount of the Bonus within thirty (30) days following such employment termination date, without the requirement of any demand being made on the part of the Company.
3.Attorneys’ Fees and Costs. In the event that it is necessary for the Company to retain an attorney or file suit to enforce this Agreement, Executive agrees to pay the Company’s attorneys’ fees, court costs, and other reasonable costs and expenses of collection and/or enforcement.
4.Entire Agreement. This is the entire agreement between the Company and Executive regarding the terms of the Bonus. Nothing in this Agreement shall be construed as altering or amending any other agreement that Executive signed in favor of the Company. The terms of this Agreement shall supersede all previous agreements and communications, written or oral, regarding the Bonus.
5.Employment. Nothing in this Agreement creates any obligation for the Company or any successor or assign to employ Executive for any particular term.

6.Successors and Assigns. This Agreement shall automatically inure to the benefit of the Company and its successors and/or assigns. Executive hereby consents to the assignment and/or acquisition of this Agreement to or by any successor to the business of the Company that succeeds to substantially all of the business activities of the Company and all terms and conditions contained herein shall apply as between such successor and Executive to the extent of the Company’s pre-assignment business after assignment.
7.Amendment. This Agreement may only be amended if done so in writing and signed by each of the parties to this Agreement.
8.Severability and Interpretation. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that one or more provisions of this Agreement, or any part thereof, is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be given full force and effect as if such invalid, illegal or unenforceable provision had not been contained within it. This Agreement shall be construed in such a manner so as not to favor one party or the other regardless of which party has drafted the Agreement.
9.Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to whatever laws might otherwise apply under applicable principles of conflicts or choice of laws. The parties hereby agree that the governing law set forth in this Section 9 is expressly, knowingly, and voluntarily agreed to by the parties.
10.Counterparts; Signatures. This Agreement may be executed in multiple counterparts and by facsimile, pdf, or electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
11.Waiver of Jury Trial. The parties desire to avoid the time and expense related to a jury trial of any and all controversies, claims, issues and other disputes arising out of or relating to this Agreement. Therefore, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any and all controversies, claims, issues and other disputes arising out of or relating to this Agreement or the breach thereof or in any way arising out of or related to Executive’s employment by the Company. The parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all parties and is the best interests of all parties.

[Signature Page follows]

IN WITNESS WHEREOF, the parties executed this Agreement as follows:

FOR AMEDISYS, INC.:	FOR EXECUTIVE:
Signature:/s/Richard Ashworth	Signature:/s/Nick Muscato
By: Richard Ashworth	Printed: Nick Muscato
Its: President and Chief Executive Officer	Date: November 5, 2024
Date: November 5, 2024